EXHIBIT 10(a)

CONFIDENTIALITY AND EMPLOYMENT AGREEMENT

BETWEEN

PEOPLES ENERGY CORPORATION

AND

JAMES M. LUEBBERS

THIS AGREEMENT, effective as of September 30, 2001, by and between Peoples Energy Corporation, an Illinois corporation and James M. Luebbers (the "Executive").

WITNESSETH

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive's employment with the Company.

NOW THEREFORE, it is hereby agreed by and between the parties as follows:

1. Definitions.

"Affiliate" shall mean any entity controlled by or under common control of PEC and other entities controlled by such subsidiaries.

"Agreement" shall mean this Confidentiality and Employment Agreement.

"Confidentiality and Severance Agreement" shall mean that certain Confidentiality and Severance Agreement between Peoples Energy Corporation and Executive, dated September 30, 2001.

"Company" shall mean Peoples Energy Corporation and include any Affiliate and successor or successors to Peoples Energy Corporation.

"Confidential Information" shall have the meaning set forth in Paragraph 7 of this Agreement.

"Effective Date" shall mean September 30, 2001.

"PEC" shall mean Peoples Energy Corporation, an Illinois corporation.

"PEC LTIC" shall mean the Peoples Energy Corporation Long Term Incentive Compensation Plan as in effect on the Effective Date, as amended from time to time.

"PEC Retirement Plan" shall mean the Peoples Energy Corporation Retirement Plan as in effect on the Effective Date, as amended from time to time.

"PEC SRB" shall mean the Peoples Energy Corporation Supplemental Retirement Benefit Plan as in effect on the Effective Date, as amended from time to time.

"PEC STIC" shall mean the Peoples Energy Corporation Short Term Incentive Compensation Plan as in effect on the Effective Date, as amended from time to time.

"Plan Year" shall mean the Plan Year as defined under the PEC STIC.

"QSERP" shall mean provisions that amend the PEC Retirement Plan whereby some or all of the executive pension benefits that would otherwise be paid out of the PEC SRB due to the payment limitations of the Code are paid out of the PEC Retirement Plan.

"Resignation Date" shall mean March 31, 2002.

    Employment.

a. Executive shall resign his position as Vice President, Chief Financial Officer and Controller, and as a director of each Affiliate, effective as of the close of business on September 30, 2001.

b. Executive shall continue employment with the Company subsequent to the Effective Date as an appointed officer until the Resignation Date.

c. Executive shall be paid a monthly salary of $19,441.67 during the period October 1, 2001 until the Resignation Date.

d. Executive shall continue to receive, during his employment after the Effective Date, the same perquisites that were available to Executive as an elected officer during the 12-month period ended fiscal 9/30/01, e.g., without limitation, annual physical, car allowance, financial planning, luncheon club membership, parking, paid time off days, etc.; provided, however, Executive shall not receive any award under the PEC STIC for the 2002 Plan Year or any awards under the PEC LTIC subsequent to the Effective Date.

e. If the Company amends the Retirement Plan to include the provisions of a QSERP for its executives who retire on or before the Resignation Date, Executive shall be included in such QSERP.

3. Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes, including excise taxes as shall be required pursuant to any law or governmental regulation or ruling.

4. Waiver and Releases.

a. In consideration of the covenants under this Agreement, including, but not limited to, paragraph 2 and the covenants under the Confidentiality and Severance Agreement, except with respect to Executive's rights under the Illinois Workers' Compensation Act, the Executive hereby waives, releases and forever discharges PEC (including its current and former Affiliated companies, and their current and former officers, directors, employees and agents) from all claims which he may have against PEC (including its current and former Affiliated companies, and their current and former officers, directors, employees and agents of the Company and the Company's benefit plans and fiduciaries thereof) arising out of or related to his employment with the Company or termination of such employment, including, but not limited to claims under the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Illinois Human Rights Act, the Employee Retirement Income Security Act, or any other federal, state or local statute, regulation, ordinance, or doctrine of common law.

b. In consideration of the covenants under this Agreement, including, but not limited to, paragraph 2 and the covenants under the Confidentiality and Severance Agreement, as a condition precedent to receiving any payments under this Employment Agreement, the Executive agrees to execute on the Effective Date, a release in the form of Exhibit A attached to the Confidentiality and Severance Agreement and by this reference made a part hereof.

5. Entire Understanding.

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior confidentiality and employment agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement.

6. Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

7. Confidential Information.

a. Executive understands and acknowledges that, by virtue of his position with the Company and his employment under this Agreement, he has had and will have access to confidential information belonging to the Company and/or its Affiliates, the disclosure or use of which may damage the Company or the Affiliates. "Confidential Information" includes, but is not limited to, information regarding the Company and its Affiliates' hydrocarbon interests and prospects, computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including with respect to the employees of the Company and its Affiliates, their competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning any planned or pending acquisition or divestiture, regardless of whether such planned or pending acquisition or divesture is effectuated or was planned on or prior to the date of this Agreement; and information concerning purchases of major equipment or property. "Confidential Information" does not include information which is in or hereafter enters the public domain through no fault of Executive, or is obtained by Executive from a third party having the legal right to use and disclose the same. Executive agrees that all Confidential Information is and shall remain the sole property of the Company and its Affiliates, and he agrees to maintain the Confidential Information in strict confidence for a period of two (2) years after his employment.

b. This Paragraph 7 shall not prevent Executive from using general skills and experience developed in positions with the Company, or from accepting a position of employment with another company, firm, or other organization, provided that such position does not require the divulgence or use of the Confidential Information.

c. Executive acknowledges that his failure to comply with the terms of this Paragraph 7 will cause irreparable damage to the Company and/or its Affiliates. Therefore, he agrees that, in addition to any other remedies at law or in equity available to the Company or the Affiliates for his breach or threatened breach of this Paragraph 7, the Company or any of its Affiliates are entitled to injunctive relief against him to prevent such damage or breach. If any restriction in this Paragraph 7 is found to be too broad to permit enforcement to its full extent, such restriction shall be enforced to the maximum extent permitted by law, and Executive agrees that such restriction may be judicially modified to permit such maximum enforcement.

8. Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

9. Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10. Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

11. Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such State.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, and the Executive has signed this Agreement, all effective as of the Effective Date.

By: /s/ James M. Luebbers___________

PEOPLES ENERGY CORPORATION

By: /s/ Thomas M. Patrick____________

Thomas M. Patrick